Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-220257

Sempra Energy

Final Term Sheet

January 9, 2018

Floating Rate Notes due 2019

Floating Rate Notes due 2021

2.400% Notes due 2020

2.900% Notes due 2023

3.400% Notes due 2028

3.800% Notes due 2038

4.000% Notes due 2048

This free writing prospectus relates only to the securities described below and should be read together with Sempra Energy’s preliminary prospectus supplement dated January 9, 2018 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated January 2, 2018 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	Sempra Energy (the “Company”)

Anticipated Ratings:*	Baa1 (negative) by Moody’s Investors Service BBB+ (stable) by Standard & Poor’s Ratings Services BBB+ (stable) by Fitch Ratings

Trade Date:	January 9, 2018

Settlement Date:	January 12, 2018 (T+3)

Special Mandatory Redemption:	If the Company does not consummate the Merger (as defined under “Description of the Notes” in the Preliminary Prospectus Supplement) on or before 5:00 p.m. (New York City time) on December 1, 2018, or if, on or prior to such date, the Merger Agreement (as defined under “Description of the Notes” in the Preliminary Prospectus Supplement) is terminated, the Company will be required to redeem all of the outstanding Floating Rate Notes due 2019, Floating Rate Notes due 2021, 2.400% Notes due 2020, 2.900% Notes due 2023, 3.800% Notes due 2038 and 4.000% Notes due 2048 on the Special Mandatory Redemption Date (as defined under “Description of the Notes” in

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

the Preliminary Prospectus Supplement) at a redemption price equal to 101.000% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.

The 3.400% Notes due 2028 are not subject to special mandatory redemption. A failure to consummate the Merger or termination of the Merger Agreement will not trigger the special mandatory redemption of the 3.400% Notes due 2028.

See “Description of the Notes—Special Mandatory Redemption” in the Preliminary Prospectus Supplement for the definitions of “Merger,” “Merger Agreement,” and “Special Mandatory Redemption Date” and for further terms and provisions applicable to special mandatory redemption.

Floating Rate Notes due 2019

Securities Offered:	Floating Rate Notes due 2019 (the “2019 Floating Rate Notes”)

Aggregate Principal Amount Offered:	$500,000,000

Interest Payment Dates:	January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2018 (subject to possible adjustment of such interest payment dates as described in the Preliminary Prospectus Supplement under the caption “Description of the Notes – Interest Rate and Maturity – Floating Rate Notes”). Interest on the 2019 Floating Rate Notes will also be payable at maturity.

Maturity:	July 15, 2019

Coupon:	A rate per annum equal to the 3 Month LIBOR Rate (as defined in the Preliminary Prospectus Supplement), adjusted quarterly as described in the Preliminary Prospectus Supplement, plus 25 basis points, accruing from January 12, 2018 (the “original issue date”)

Determination of Interest Rate:	The interest rate on the 2019 Floating Rate Notes for the period from and including their original issue date to but excluding the interest payment date for the 2019 Floating Rate Notes falling in April 2018 will be a rate per annum equal to the 3 Month LIBOR Rate, determined as of the second London banking day (as defined in the Preliminary Prospectus Supplement) immediately preceding the original issue date of the 2019 Floating Rate Notes, plus 25 basis points. Interest on the 2019 Floating Rate Notes will be reset on each interest payment date for the 2019 Floating Rate Notes (for purposes of this paragraph, each of these dates is called an “interest reset date”), beginning with the interest reset date falling in April 2018, and will be a per annum rate equal to the 3 Month LIBOR Rate, determined as of the second London banking day immediately preceding the applicable interest reset date, plus 25 basis points. The interest rate on the 2019 Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. The initial Interest Period (as defined in the Preliminary Prospectus Supplement) for the 2019 Floating Rate Notes will be the period beginning on, and including, the original issue date of the 2019 Floating Rate Notes to, but excluding, the interest payment date for the 2019 Floating Rate Notes falling in April 2018.

For additional information concerning the computation of interest on the 2019 Floating Rate Notes, see “Description of the Notes—Interest Rate and Maturity—Floating Rate Notes” in the Preliminary Prospectus Supplement.

Price to Public:	100.000%, plus accrued interest, if any

No Optional Redemption:	The 2019 Floating Rate Notes are not redeemable at the option of the Company.

CUSIP:	816851 BC2

ISIN:	US816851BC20

Joint Book-Running Managers:	RBC Capital Markets, LLC Morgan Stanley & Co. LLC Barclays Capital Inc.
Co-Managers:	BBVA Securities Inc. HSBC Securities (USA) Inc. Santander Investment Securities Inc. SG Americas Securities, LLC

Floating Rate Notes due 2021

Securities Offered:	Floating Rate Notes due 2021 (the “2021 Floating Rate Notes”)

Aggregate Principal Amount Offered:	$700,000,000

Interest Payment Dates:	January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2018 (subject to possible adjustment of such interest payment dates as described in the Preliminary Prospectus Supplement under the caption “Description of the Notes—Interest Rate and Maturity—Floating Rate Notes”). Interest on the 2021 Floating Rate Notes will also be payable at maturity.

Maturity:	January 15, 2021

Coupon:	A rate per annum equal to the 3 Month LIBOR Rate (as defined in the Preliminary Prospectus Supplement), adjusted quarterly as described in the Preliminary Prospectus Supplement, plus 50 basis points, accruing from January 12, 2018 (the “original issue date”)

Determination of Interest Rate:	The interest rate on the 2021 Floating Rate Notes for the period from and including their original issue date to but excluding the interest payment date for the 2021 Floating Rate Notes falling in April 2018 will be a rate per annum equal to the 3 Month LIBOR Rate, determined as of the second London banking day (as defined in the Preliminary Prospectus Supplement) immediately preceding the original issue date of the 2021 Floating Rate Notes, plus 50 basis points. Interest on the 2021 Floating Rate Notes will be reset on each interest payment date for the 2021 Floating Rate Notes (for purposes of this paragraph, each of these dates is called an “interest reset date”), beginning with the interest reset date falling in April 2018, and will be a per annum rate equal to the 3 Month LIBOR Rate, determined as of the second London banking day immediately preceding the applicable interest reset date, plus 50 basis points. The interest rate on the 2021 Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. The initial Interest Period (as defined in the Preliminary Prospectus Supplement) for the 2021 Floating Rate Notes will be the period beginning on, and including, the original issue date of the 2021 Floating Rate Notes to, but excluding, the interest payment date for the 2021 Floating Rate Notes falling in April 2018.

For additional information concerning the computation of interest on the 2021 Floating Rate Notes, see “Description of the Notes—Interest Rate and Maturity—Floating Rate Notes” in the Preliminary Prospectus Supplement.

Price to Public:	100.000%, plus accrued interest, if any

Optional Redemption Provision:	The 2021 Notes will not be redeemable at the option of the Company prior to January 14, 2019. On and after January 14, 2019, 100.000% of the principal amount. See the Preliminary Prospectus Supplement for further terms and provisions applicable to optional redemption.

CUSIP:	816851 BD0

ISIN:	US816851BD03

Joint Book-Running Managers:	RBC Capital Markets, LLC Morgan Stanley & Co. LLC Barclays Capital Inc.
Co-Managers:	BBVA Securities Inc. HSBC Securities (USA) Inc. Santander Investment Securities Inc. SG Americas Securities, LLC

2.400% Notes due 2020

Securities Offered:	2.400% Notes due 2020

Aggregate Principal Amount Offered:	$500,000,000

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2018.

Maturity:	February 1, 2020

Coupon:	2.400%, accruing from January 12, 2018

Benchmark Treasury:	1.875% due December 31, 2019

Benchmark Treasury Yield:	1.968%

Spread to Benchmark Treasury:	+ 50 basis points

Yield to Maturity:	2.468%

Price to Public:	99.864%, plus accrued interest, if any

Optional Redemption Provision:	Make whole call at Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) + 10 basis points. See the Preliminary Prospectus Supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP:	816851 BE8

ISIN:	US816851BE85

Joint Book-Running Managers:	RBC Capital Markets, LLC Morgan Stanley & Co. LLC Barclays Capital Inc.
Co-Managers:	BBVA Securities Inc. HSBC Securities (USA) Inc. Santander Investment Securities Inc. SG Americas Securities, LLC

2.900% Notes due 2023

Securities Offered:	2.900% Notes due 2023

Aggregate Principal Amount Offered:	$500,000,000

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2018.

Maturity:	February 1, 2023

Coupon:	2.900%, accruing from January 12, 2018

Benchmark Treasury:	2.125% due December 31, 2022

Benchmark Treasury Yield:	2.331%

Spread to Benchmark Treasury:	+ 65 basis points

Yield to Maturity:	2.981%

Price to Public:	99.621%, plus accrued interest, if any

Optional Redemption Provision:	Prior to January 1, 2023, make whole call at Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) + 10 basis points. On and after January 1, 2023, 100.000% of the principal amount. See the Preliminary Prospectus Supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP:	816851 BF5

ISIN:	US816851BF50

Joint Book-Running Managers:	RBC Capital Markets, LLC Morgan Stanley & Co. LLC Barclays Capital Inc. Santander Investment Securities Inc.
Co-Managers:	BBVA Securities Inc. HSBC Securities (USA) Inc. SG Americas Securities, LLC

3.400% Notes due 2028

Securities Offered:	3.400% Notes due 2028

Aggregate Principal Amount Offered:	$1,000,000,000

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2018.

Maturity:	February 1, 2028

Coupon:	3.400%, accruing from January 12, 2018

Benchmark Treasury:	2.250% due November 15, 2027

Benchmark Treasury Yield:	2.553%

Spread to Benchmark Treasury:	+ 93 basis points

Yield to Maturity:	3.483%

Price to Public:	99.299%, plus accrued interest, if any

Optional Redemption Provision:	Prior to November 1, 2027, make whole call at Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) + 15 basis points. On and after November 1, 2027, 100.000% of the principal amount. See the Preliminary Prospectus Supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP:	816851 BG3

ISIN:	US816851BG34

Joint Book-Running Managers:	RBC Capital Markets, LLC Morgan Stanley & Co. LLC Barclays Capital Inc. BBVA Securities Inc.
Co-Managers:	HSBC Securities (USA) Inc. Santander Investment Securities Inc. SG Americas Securities, LLC

3.800% Notes due 2038

Securities Offered:	3.800% Notes due 2038

Aggregate Principal Amount Offered:	$1,000,000,000

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2018.

Maturity:	February 1, 2038

Coupon:	3.800%, accruing from January 12, 2018

Benchmark Treasury:	2.750% due August 15, 2047

Benchmark Treasury Yield:	2.898%

Spread to Benchmark Treasury:	+ 98 basis points

Yield to Maturity:	3.878%

Price to Public:	98.918%, plus accrued interest, if any

Optional Redemption Provision:	Prior to August 1, 2037, make whole call at Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) + 15 basis points. On and after August 1, 2037, 100.000% of the principal amount. See the Preliminary Prospectus Supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP:	816851 BH1

ISIN:	US816851BH17

Joint Book-Running Managers:	RBC Capital Markets, LLC Morgan Stanley & Co. LLC Barclays Capital Inc. SG Americas Securities, LLC
Co-Managers:	BBVA Securities Inc. HSBC Securities (USA) Inc. Santander Investment Securities Inc.

4.000% Notes due 2048

Securities Offered:	4.000% Notes due 2048

Aggregate Principal Amount Offered:	$800,000,000

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2018

Maturity:	February 1, 2048

Coupon:	4.000%, accruing from January 12, 2018

Benchmark Treasury:	2.750% due August 15, 2047

Benchmark Treasury Yield:	2.898%

Spread to Benchmark Treasury:	+ 118 basis points

Yield to Maturity:	4.078%

Price to Public:	98.654%, plus accrued interest, if any

Optional Redemption Provision:	Prior to August 1, 2047, make whole call at Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) + 20 basis points. On and after August 1, 2047, 100.000% of the principal amount. See the Preliminary Prospectus Supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption.

CUSIP:	816851 BJ7

ISIN:	US816851BJ72

Joint Book-Running Managers:	RBC Capital Markets, LLC Morgan Stanley & Co. LLC Barclays Capital Inc. HSBC Securities (USA) Inc.
Co-Managers:	BBVA Securities Inc. Santander Investment Securities Inc. SG Americas Securities, LLC

All Securities Offered Hereby

Total Net Proceeds:	Approximately $4,938.2 million, after deducting underwriting discounts but before deducting estimated offering expenses payable by the Company

No PRIIPs KID – No PRIIPs key information document (“KID”) has been prepared as not available to retail in EEA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC toll-free at 1-866-375-6829, by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or by calling Barclays Capital Inc. toll-free at 1-888-603-5847.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.